UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 15, 2010

RMD TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California	_____________________	72-1530833
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

688 Rancheros Drive, San Marcos, California	92069
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 760-356-2039

2578 Miller Avenue, Escondido, California    92029
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On September 15, 2010, RMD Technologies, Inc. (the “Company”) entered into a consulting agreement with Mitchell Birenbaum. Mr. Birenbaum's expertise is in the areas of Manufacturing and Facilities Management.

Mr. Birenbaum is to be compensated with three million shares of common stock in the company valued at $6,000. The term of the contract is one year.

On September 15, 2010, RMD Technologies, Inc. (the “Company”) entered into a consulting agreement with Thomas Slane. Mr. Slanes's expertise is in the areas of Electronics Repair and Evaluation. Mr. Slane is to be compensated with three million shares of common stock in the company valued at $4,000. The term of the contract is one year.

On September 15, 2010, RMD Technologies, Inc. (the “Company”) entered into a consulting agreement with Herb Gorden. Mr. Gorden’s expertise is in the areas of Asian Manufacturing and Import-Export. Mr. Gorden is to be compensated with one million shares of common stock in the company valued at $2,000. The term of the contract is one year.

On September 15, 2010, RMD Technologies, Inc. (the “Company”) entered into a consulting agreement with David C. Nelson. Mr. Nelson’s expertise is in the area of Product Development and Video Production. Mr. Nelson contract includes assisting with the continuing development of the Company’s marketing plan and the establishment of the company’s marketing department. Mr. Nelson is to be compensated with two million shares of common stock in the company valued at $4,000. The term of the contract is one year.

On January 2, 2011, the Company renewed the consulting agreement with Jeffrey L. Galliher. Mr. Galliher is a practicing attorney and will serve as the company’s counsel with regards to general legal issues. Mr. Galliher is to be compensated with two million shares of common stock in the Company valued at $4000. The term of the contract is one year.

On March 15, 2010, the Company reinstated a previously rescinded consulting agreement with Rod Sperry. Mr. Sperry is a practicing CPA and will assist the company in preparing for regulatory filings and such other duties as may be required. Mr. Sperry is to be compensated with three million shares of common stock in the Company valued at $6000. The contract date is October 12, 2009 and the term of the contract is one year.

On October 12th, 2010 the Company renewed Mr. Sperry’s contract under the same terms and conditions as the original contract. Mr. Sperry is to be compensated with two million shares of common stock in the Company valued at $4000. The term of the contract is one year.

Item 2.02      Results of Operations and Financial Condition.

The company continues to operate as an electronics recycler/collector and has continued to service customers on a regular basis.

Item 3.02      Unregistered Sales of Equity Securities.

On January 1st, 2011, the Company issued restricted shares of common stock to the directors of the Company for their services to the Company, as follows:  (a) 500,000 shares to Patrick Galliher, valued at $8500 ($0.017 per share); (b) 500,000 shares to Suzanne Galliher, valued at $8500 ($0.017 per share); (c) 500,000 shares to Scott Snyder, valued at $8500 ($0.017 per share); 500,000 shares to Darrell Johnson, valued at $8500 ($0.017 per share); and 500,000 shares to Sean K. Galliher, valued at $8500 ($0.017 per share).

Item 8.01      Other Events.

In September 2010 the Company entered into a facilities lease for property located in San Marcos, California. This facility will serve as the Company’s corporate office and is sufficient in size to allow for the initial production of the Company’s small electric vehicle.

In December 2010 the company announced the intention to manufacture the “Utility Terrain Electric” or “UTE”. This is a Neighborhood Electric Vehicle intended for a wide variety of applications including Rentals, Retirement Communities and Government transportation uses. The company expects to begin sales of this vehicle in the first calendar quarter of 2011. The company continues to seek manufacturing partners and capital to fully implement the manufacturing plan. In FY 2007 the company invested in R&D to evaluate the feasibility of manufacturing Small Electric Vehicles from collected electronic waste. We evaluated a number of processes and concluded that these Small EVs could be manufactured cost competitively from electronic waste.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RMD Technologies, Inc.

Dated: January 28th, 2011	By:	/s/ Patrick Galliher
Patrick Galliher, President